Filed Pursuant to Rule 424(b)(2)                     Registration No. 333-122392

                              PROSPECTUS SUPPLEMENT
                  TO PRELIMINARY PROSPECTUS DATED July 27, 2005

                                SPATIALIGHT, INC.

                              725,000 Common Shares

      You should read this Prospectus Supplement and the accompanying Prospectus carefully before you invest. Both documents contain information you should consider when making your investment decision.

      AN INVESTMENT IN OUR SECURITIES INVOLVES SUBSTANTIAL RISKS. SUCH RISKS ARE DESCRIBED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 2 OF THE PROSPECTUS ACCOMPANYING THIS PROSPECTUS SUPPLEMENT.

      We are offering up to 725,000 of our common shares to one or more institutional investors pursuant to this Prospectus Supplement and the Prospectus. The purchase price for 500,000 of these common shares is $2,700,000 in the aggregate, or $5.40 per share. The purchase price for the remaining 225,000 of our common shares is $1,237,500 in the aggregate, or $5.50 per share.

      Our common shares are traded on The Nasdaq SmallCap Market under the symbol "HDTV". On August 9, 2005, the last sale price of our common shares as reported on The Nasdaq SmallCap Market was $5.62 per Share.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE RELATED PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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            The date of this Prospectus Supplement is August 9, 2005.